[AXA LOGO] AXA ENTERPRISE
-------------------------


                                                            October, 2007

       Re:  AXA Enterprise Growth Fund

Dear Shareholder:

       I would like to begin by apologizing for the attention you have been receiving regarding the special shareholder meeting for the AXA Enterprise Growth Fund ("Fund"). By now, you may have received numerous follow-up mailings and phone calls from the Funds' proxy agent to request your vote on the proposed reorganization of the Fund into the Goldman Sachs Capital Growth Fund. The reason for these proactive measures is to ensure that the Fund receives the requisite two-thirds vote in favor of the Agreement and Plan of Reorganization. The Fund's Board of Directors has determined that approval of the reorganization is in the Fund's best interest, and the Fund has committed countless hours and resources to this effort, which will prove worthless if the two-thirds vote needed to pass this proposal is not obtained. The adjourned meeting at which this proposal will be considered is scheduled for Tuesday, October 9, 2007.

       We strongly urge you to vote on this matter and would be happy to answer any questions regarding this proposal. Please contact us at 1-877-256-6069.

       To date, shareholders in the Fund, representing 23 million shares have voted on this proposal, of which 92% have voted in favor. We need your vote as soon as possible in order to wrap this up!

Please help us do our job by voting now! The voting options are simple:

       1. By phone
          Call toll free 1-877-256-6069. Representatives are available to answer questions and take your vote Monday through Friday from 9 a.m. to 9 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

       2. By Internet
          Go to the website noted on your proxy card, and enter the control number on your proxy card.

       3. By touch-tone phone
          Call the toll free phone number on the proxy card anytime, and follow the instructions. Be sure to have your proxy card available when you call.

       4. By mail
          Complete your proxy card, and return it in the enclosed postage-paid envelope.

We appreciate your help and patience regarding this very important matter.

Sincerely,

/s/ Steven Joenk

Steven M. Joenk
President